EXHIBIT 16.1

March 3, 2011

U.S. Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	China Ceetop.com, Inc. (formerly known as Oregon Gold, Inc., the “Company”) Form 8-K File No.: 000-32629

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated March 2, 2011, of China Ceetop.com, Inc. (formerly known as Oregon Gold, Inc.) (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/M&K CPAS, PLLC
M&K CPAS, PLLC

Houston, Texas
www.mkacpas.com